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As filed with the Securities and Exchange Commission on February 21, 2006

Registration No. 333-129656

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Amendment No. 5
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LIQUIDITY SERVICES, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7389 (Primary Standard Industrial Classification Code Number)	52-2209244 (I.R.S. Employer Identification No.)

1920 L Street, N.W. 6th Floor Washington, D.C. 20036 (202) 467-6868 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive office)

William P. Angrick, III
Chief Executive Officer
Liquidity Services, Inc.
1920 L Street, N.W.
6th Floor
Washington, D.C. 20036
(202) 467-6868
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Michael C. Williams Joseph E. Gilligan Hogan & Hartson L.L.P. 555 Thirteenth Street, N.W. Washington, D.C. 20004-1109 (202) 637-5600	John J. Kelley III Andrew C. Lynch King & Spalding LLP 1700 Pennsylvania Avenue, N.W. Washington, D.C. 20006-4706 (202) 737-0500

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price (1)	Amount of registration fee

Common Stock, $.001 par value per share	$90,000,000	$10,557(2)

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
(2)
Previously paid.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

        The purpose of this Amendment No. 5 is to file exhibits to the Registration Statement. Accordingly, this Amendment No. 5 consists only of the facing page, this explanatory note and Part II to the Registration Statement. No changes have been made to Part I of the Registration Statement, and therefore it has been omitted.

PART II

Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution

        The following table sets forth all fees and expenses, other than underwriting discounts and commissions, payable in connection with the issuance and distribution of the securities being registered. Except as otherwise noted, we will pay all of these amounts. All amounts except the SEC registration fee, the NASD filing fee and the Nasdaq listing fee are estimated.

SEC Registration Fee	$10,557
NASD Filing Fee	9,500
Nasdaq Listing Fee	5,000
Accounting Fees and Expenses	550,000
Legal Fees and Expenses	1,200,000
Printing Fees and Expenses	250,000
Transfer Agent Fees and Expenses	17,000
Blue Sky Fees and Expenses	10,000
Miscellaneous	47,943

Total	$2,100,000

Item 14. Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law permits a corporation to include in its corporate documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law. Our bylaws provide for the indemnification of directors to the fullest extent permissible under Delaware law. In addition, Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors and third parties acting on our behalf if such person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful. We have entered into indemnification agreements with our directors and executive officers in addition to indemnification provided for in our corporate documents, and we intend to enter into indemnification agreements with any new directors and executive officers in the future. We intend to purchase and maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 15. Recent Sales of Unregistered Securities

        In the three years preceding the filing of this registration statement, we have sold and issued the following unregistered securities:

        1.     In August 2004, in connection with the exercise of outstanding warrants at $.802 per share, we issued an aggregate of 67,561 shares of our common stock to Jaime Mateus-Tique, William P. Angrick, III and Benjamin Brown who were and currently are executive officers of the company. The warrants and shares issued in exercise thereof were issued in reliance upon Section 4(2) of, and Rule 506 of Regulation D promulgated under, the Securities Act.

        2.     In May 2003, we entered into an investment agreement with Allegiance Capital Limited Partnership providing for a loan in the amount of $2 million. In connection with this loan, we also issued to this lender a warrant to purchase 517,094 shares of our common stock. In August 2004, the lender exercised its warrant to purchase all 517,094 shares at an exercise price of $.000019339 per share. The warrant and shares issued in exercise thereof were issued in reliance upon Section 4(2) of, and Rule 506 of Regulation D promulgated under, the Securities Act.

        3.     In September 2004, we issued an aggregate of 49,873 shares of our common stock to holders of our Series A stock who were accredited investors (as defined in Rule 501 of Regulation D of the Securities Act) upon the automatic conversion of our Series A preferred stock pursuant to the terms set forth in our certificate of incorporation. These shares were issued in reliance upon Section 4(2) of, and Rule 506 of Regulation D promulgated under, the Securities Act.

        4.     In September 2004, we issued 31,173 shares of our common stock to an accredited investor (as defined in Rule 501 of Regulation D of the Securities Act) upon conversion of our Series B preferred stock pursuant to the terms set forth in our certificate of incorporation. These shares were issued in reliance upon Section 4(2) of, and Rule 506 of Regulation D promulgated under, the Securities Act.

        5.     In September 2004, we issued and sold an aggregate of 3,262,643 shares of our Series C preferred stock for a purchase price of $6.13 per share to ABS Capital Partners IV, L.P., ABS Capital Partners IV-A, L.P., ABS Capital Partners IV Offshore, L.P., and ABS Capital Partners IV Special Offshore, L.P. The purchase price for these shares was paid in cash. These shares were issued in reliance upon Section 4(2) of, and Rule 506 of Regulation D promulgated under, the Securities Act.

        6.     In September 2004, in connection with the exercise of outstanding warrants, we issued 30,121 shares of our common stock to a single accredited investor (as defined in Rule 501 of Regulation D of the Securities Act) at an exercise price of $.83 per share, and 62,344 shares, at an exercise price of $.802 per share. The warrant and shares issued in exercise thereof were issued in reliance upon Section 4(2) of, and Rule 506 of Regulation D promulgated under, the Securities Act.

        7.     Since January 1, 2003, we have granted stock options to employees and directors under our stock option plans covering an aggregate of 1,309,729 shares of our common stock as of December 31, 2005, at exercise prices ranging from $.05 to $7.00 per share. Options to purchase an aggregate of 6,196,651 shares of our common stock have been exercised for an aggregate purchase price of $527,911 or a weighted exercise price of $.09 per share. These options and shares issued in exercise thereof were issued in reliance upon Section 4(2) of, and Rule 701 under, the Securities Act.

        No underwriters were involved in the foregoing sales of securities. Appropriate legends were affixed to the stock certificates issued in such transactions. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

  (a)
  Exhibits

        The Exhibit Index filed herewith is incorporated herein by reference.

  (b)
  Financial Statement Schedules

Schedule II—Valuation and Qualifying Accounts

        All other information for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission is either included in the financial statements or is not required under the related instructions or are inapplicable, and therefore have been omitted.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Liquidity Services, Inc. and Subsidiaries

We have audited the consolidated financial statements of Liquidity Services, Inc. and Subsidiaries as of September 30, 2005 and 2004, and for each of the three years in the period ended September 30, 2005, and have issued our report thereon dated November 7, 2005 (included elsewhere in this registration statement). Our audits also included the financial statement schedule listed in Item 16(b) of this registration statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                              /s/ Ernst & Young LLP

McLean, Virginia,
November 7, 2005

Liquidity Services, Inc.
Schedule II—Valuation and Qualifying Accounts
(dollars in thousands)

	Balance at beginning of period	Charged to expense	Reductions	Balance at end of period
Deferred tax valuation allowance (deducted from net deferred tax assets)
Year ended September 30, 2003	$2,643	$966	$1,116	$2,493
Year ended September 30, 2004	2,493	1,611	2,649	1,455
Year ended September 30, 2005	$1,455	$478	$1,164	$769

Item 17. Undertakings

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

        (1)   For purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2)   For purpose of determining any liability under the Securities Act of 1933 each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Washington D.C., on February 21, 2006.

LIQUIDITY SERVICES, INC.
By:	/s/ WILLIAM P. ANGRICK, III William P. Angrick, III Chairman and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on February 21, 2006.

Signature	Title

/s/ WILLIAM P. ANGRICK, III William P. Angrick, III	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)
/s/ JAMES M. RALLO James M. Rallo	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)
* Jaime Mateus-Tique	President, Chief Operating Officer and Director
* Phillip A. Clough	Director
* Patrick W. Gross	Director
* Franklin D. Kramer	Director
*By	/s/ WILLIAM P. ANGRICK, III William P. Angrick, III Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement
3.1	Form of Fourth Amended and Restated Certificate of Incorporation to be effective upon the completion of this offering**
3.2	Form of Amended and Restated Bylaws, to be effective upon the completion of this offering**
4.1	Form of Certificate of Common Stock of the Company
4.2
Registration Rights Agreement, dated September 3, 2004, by and between the Company and ABS Capital Partners IV, L.P., ABS Capital Partners IV-A, L.P., ABS Capital Partners IV Offshore L.P. and ABS Capital Partners IV Special Offshore L.P.**
5.1	Opinion of Hogan & Hartson L.L.P. as to the legality of the securities being registered
10.1	Defense Logistics Agency, Surplus Commercial Property, Defense Reutilization and Marketing Service, Invitation for Bids, No. 99-0001, December 2000**
10.2	Defense Logistics Agency, Multi-Year Sale of Surplus Scrap Material at Locations Nationwide, Defense Reutilization and Marketing Service, Invitations for Bids, No. 99-4001, December 7, 2004**
10.3.1	Executive Employment Agreement, dated September 2, 2004, between the Company and William P. Angrick, III#**
10.3.2	Amendment to Executive Employment Agreement between the Company and William P. Angrick, III, dated January 26, 2006#**
10.4.1	Executive Employment Agreement, dated September 2, 2004, between the Company and Jaime Mateus-Tique#**
10.4.2	Amendment to Executive Employment Agreement between the Company and Jaime Mateus-Tique, dated January 25, 2006#**
10.5.1	Executive Employment Agreement, dated May 15, 2001, between Government Liquidation.com, LLC and Benjamin R. Brown#**
10.5.2	Amendment to Executive Employment Agreement between Government Liquidation.com, LLC and Benjamin R. Brown, dated January 26, 2006#**
10.6.1	Executive Employment Agreement, dated January 27, 2005, between the Company and James M. Rallo#**
10.6.2	Amendment to Executive Employment Agreement between the Company and James M. Rallo, dated January 25, 2006#**
10.7.1	Executive Employment Agreement, dated June 13, 2001, between Government Liquidation.com, LLC and Thomas Burton#**
10.7.2	Amendment to Executive Employment Agreement between Government Liquidation.com, LLC and Thomas Burton, dated January 25, 2006#**
10.8.1	Executive Employment Agreement, dated November 11, 2005, between the Company and James E. Williams#**
10.8.2	Amendment to Executive Employment Agreement between the Company and James E. Williams, dated January 26, 2006#**
10.9	2005 Stock Option and Incentive Plan**#

10.10	2006 Omnibus Long-Term Incentive Plan**#
10.11	Form of Directors and Officers Indemnification Agreement**
21.1	List of Subsidiaries**
23.1	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)
23.2	Consent of Ernst & Young LLP
24.1	Power of Attorney (included on signature page)**
99.1	Consent of F. David Fowler, Director Nominee**

**
Previously filed.
#
Indicates a management contract or any compensatory plan, contract or arrangement

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PART II Information Not Required in Prospectus
Report of Independent Registered Public Accounting Firm
Signatures
EXHIBIT INDEX